UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2020

ISABELLA BANK CORPORATION
(Exact name of registrant as specified in its charter)

MICHIGAN	000-18415	38-2830092
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Main Street, Mt. Pleasant, Michigan	48858-1649
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (989) 772-9471
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.l4a-l2)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.l4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.l3e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    Departure of Rhonda S. Tudor as Vice President and Controller.
Effective November 5, 2020, Rhonda S. Tudor has departed as the Vice President and Controller of Isabella Bank (the "Bank").
(c)    Appointment of Neil M. McDonnell as Interim Controller.
Similarly, effective November 5, 2020, Neil M. McDonnell was appointed as the Interim Controller of the Bank. Mr. McDonnell, age 57, has served as the Chief Financial Officer of Isabella Bank Corporation (the "Corporation") since January 30, 2018. Biographical information concerning Mr. McDonnell can be found in the Corporation’s definitive Proxy Statement dated April 17, 2020, related to the 2020 Annual Meeting of Shareholders, and such information is incorporated herein by reference.
Section 8 - Other Events
Item 8.01 Other Events.
    On December 11, 2020, the Bank completed a $100 million prepayment of long-term Federal Home Loan Bank advances with a weighted-average rate of 2.813% and a remaining average maturity of approximately 2.92 years. The transaction was accounted for as an early debt extinguishment resulting in a loss, reported within noninterest expense, of $7.6 million for the fourth quarter 2020. The debt prepayment, funded with excess cash, will save approximately $2.8 million in annual interest expense and has an estimated earnback of 2.7 years.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISABELLA BANK CORPORATION

Dated:	December 11, 2020	By:	/s/ Jae A. Evans
Jae A. Evans, President & CEO